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                                                                    EXHIBIT 12
                                CLECO CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                     AND EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998
                                   (Unaudited)


                                                                   (In thousands,
                                                                   except ratios)
                                                                   --------------
Earnings                                                             $   51,988
Income taxes                                                             26,918
                                                                     ----------

    Earnings from continuing operations before income taxes          $   78,906
                                                                     ----------

Fixed charges:
    Interest, long-term debt                                         $   23,862
    Interest, other (including interest on short-term debt)               3,596
    Amortization of debt expense, premium, net                            1,225
    Portion of rentals representative of an interest factor                 512
                                                                     ----------

          Total fixed charges                                        $   29,195
                                                                     ----------

          Earnings from continuing operations before
             income taxes and fixed charges                            $108,101
                                                                     ==========
          Ratio of earnings to fixed charges                               3.70x
                                                                     ==========
Fixed charges from above                                             $   29,195
Preferred stock dividends*                                                2,865
                                                                     ----------

    Total fixed charges and preferred stock dividends                $   32,060
                                                                     ==========

    Ratio of earnings to combined fixed charges and
        preferred stock dividends                                          3.37x

* Preferred stock dividends multiplied by the ratio of pretax income to net income.